Exhibit 10.7

FARO Technologies 2004 Equity Incentive Plan

Restricted Stock Award Agreement

You have been selected to be a Participating Director in the FARO Technologies, Inc. 2004 Equity Incentive Plan (the “Plan”), as specified below:

Participating Director:

Date of Grant: ____________________________________________________

Number of Shares of Restricted Stock Granted: ______________________________________

THIS AGREEMENT evidences the grant of shares of restricted stock (the “Restricted Stock”) by FARO Technologies, Inc., a Florida corporation (the “Company”), to the Non-Employee Director named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing the Restricted Stock. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1. Grant of Restricted Stock. The Company hereby grants to the Participating Director the number of Shares of Restricted Stock set forth above, subject to the terms and conditions of the Plan and this Agreement.

2. Vesting of Restricted Stock. The Restricted Stock will vest in one-third increments on each of the first three anniversaries of the Date of Grant. If the Participating Director ceases to be a director for reasons other than death or disability (as determined by the Committee), the Shares of Restricted Stock that have not yet vested as of the date of such cessation will be immediately forfeited. If the Participating Director ceases to be a director as a result of death or disability (as determined by the Committee) prior to the date all Shares of Restricted Stock have vested in full, then all such Shares shall vest on the date of such termination.

3. Dividends Paid on Restricted Stock. During the period between the Grant Date and the date the Shares of Restricted Stock are vested, the Participating Director will receive all cash dividends and other distributions paid with respect to the Shares of Restricted Stock, in each case so long as the applicable record date occurs before the date of forfeiture of such Shares. If, however, any such dividends or distributions are paid in Shares, such Shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award as are the Shares of Restricted Stock with respect to which they were paid.

4. Nontransferability of the Restricted Shares. The Shares of Restricted Stock may not be sold, transferred or otherwise alienated or hypothecated until they are vested.

5. Escrow. The Shares of Restricted Stock will be held in escrow by the Company, as escrow agent. The Company will give the Participating Director a receipt for the Shares held in escrow that will state that the Company holds such Shares in escrow for the Participating Director’s account,

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subject to the terms of this Award, and the Participating Director will give the Company a stock power for such Shares of Restricted Stock duly endorsed in blank which will be used in the event such Shares are forfeited in whole or in part. As soon as practicable after the date a Share of Restricted Stock vests, such Share will cease to be held in escrow, and the Company will deliver certificate(s) for such number of Shares to the Participating Director or, in the case of the Participating Director’s death, to his or her estate.

6. Powers of the Company Not Affected. The existence of this Award shall not affect in any way the right or power of the Company or its shareowners to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

7. Interpretation by Committee. As a condition of the granting of the Shares of Restricted Stock, the Participating Director agrees, for himself or herself and his or her legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.

8. Miscellaneous.

(a) This Agreement and the rights of the Participating Director hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. In addition to the restrictions described herein, the Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the Award, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under applicable federal and state tax law, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

(b) It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participating Director.

(c) The Participating Director agrees to take all steps necessary to comply with all applicable provisions of federal and state securities and tax laws in exercising his or her rights under this Agreement.

(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or

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indirect purchase of all or substantially all of the business and/or assets of the Company, or the result of a merger, consolidation or otherwise.

(f) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.

FARO TECHNOLOGIES, INC.

By:
Name:
Title:

PARTICIPATING DIRECTOR

Name:
SSN:

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